UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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Securities Exchange Act of 1934

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WESBANCO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESBANCO, INC.

One Bank Plaza

Wheeling, West Virginia 26003

SUPPLEMENT TO THE PROXY STATEMENT

For the Annual Meeting of Stockholders

To be Held on April 15, 2026

This Supplement to the Proxy Statement (this “Supplement”) relates to the definitive proxy statement of Wesbanco, Inc. (“Wesbanco” or the “Company”) dated March 13, 2026 (the “Proxy Statement”), furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the Company’s 2026 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting is to be held online via live webcast at https://meetnow.global/M4DSHXH on Wednesday, April 15, 2026, at 12:00 Noon E.D.T. All capitalized terms used in this Supplement and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION

WITH THE PROXY STATEMENT.

Why Stockholders Should Vote to Approve the Advisory (Non-Binding) Vote on Compensation Paid to Wesbanco’s Named Executive Officers in 2025

This Supplement provides additional context regarding the Company’s 2025 executive compensation program in light of the Company’s transformational acquisition of Premier Financial Corp. (“Premier”) in February 2025. The Board believes that the Company’s executive compensation program:

•	Remains closely aligned with stockholder interests and long-term value creation;

•	Is appropriately calibrated to Wesbanco’s significantly larger post-acquisition size and complexity; and

•	Continues to reflect a strong pay for performance philosophy.

Accordingly, the Board recommends that stockholders vote “FOR” the advisory (non-binding) resolution to approve compensation paid to the Company’s named executive officers (“NEOs”) in 2025, as disclosed in the Proxy Statement and this Supplement.

Acquisition of Premier Financial Corp.

The Company has recently undergone a significant transformation. On February 28, 2025, Wesbanco completed its acquisition of Premier, increasing its assets by approximately 50% and its revenues by approximately 41%. The combined company has since executed a large-scale integration, including the rebranding and operational conversion of the former Premier franchise, with a focus on loan growth funded by deposits, balance sheet strengthening, and efficiency improvements. Through the merger, Wesbanco has entered new geographic markets and provides a broader offering of banking and wealth management services. With the closing having taken place at the end of February 2025, the Company spent the significant majority of the year (10 months out of 12) operating at its new, much larger size and scale.

In anticipation of and following this acquisition, the Board has taken a multi-year approach to compensation planning, including:

•	Establishing a new peer group aligned with the Company’s post-acquisition size and complexity; and

•	Adjusting compensation opportunities for continuing executives to keep pace with competitive market levels for the new, larger organization.

Post Acquisition Executive Compensation Program Corresponding to New, Larger Size

Peer Group. Each year, the Compensation Committee of the Board (the “Committee”) reassesses the group of peer companies used as a reference point for evaluating the Company’s executive compensation. As previously disclosed, in connection with determining the compensation of the Company’s CEO and other executive officers, in November 2024, the Committee conducted a review of our peer group to ensure its continued appropriateness, particularly in light of the then pending merger with Premier and the anticipated 50% increase in total assets (a key metric in the banking industry). The Committee gave careful consideration to the selection criteria, the range of values on such criteria and the companies included, ultimately determining that the companies listed in the Proxy Statement represented an appropriate and stable peer group for compensation decisions with respect to 2025 executive compensation. Consistent with best practices for corporate governance, the Committee has committed to review the peer group annually. In determining the quantum and vehicles of 2025 executive compensation in order to achieve competitive pay levers for the Company’s NEOs, the Committee referenced, among other things, the amounts and structures of the compensation of executive officers at the companies in the new peer group.

New 2026 Annual Incentive Plan and 2026 Long-Term Incentive Plan. As disclosed in the Proxy Statement, following the Premier acquisition and in light of our continuing growth and evolution, the Committee has correspondingly sought to align the Company’s executive compensation program with its new configuration. The Committee, considering feedback from the Company’s stockholders, and with the assistance of its independent compensation consultant, has adopted new annual and long-term incentive programs for NEOs.

New 2026 Annual Incentive Plan. For the 2026 Annual Cash Incentive Plan, to align with market practices, the weights for the performance goals have been rebalanced, increasing the overall proportion attributed to profitability and credit quality overall, while decreasing weights attributed to qualitative goals. The Committee Discretion portion (essentially an individual performance component) is reduced from 30% to 20% and the performance goal for Regulatory/Compliance Results is removed. The Committee Discretion portion is determined by the Committee utilizing a number of factors, including: (i) attainment of goals, (ii) opportunities for attainment, (iii) marketplace impact, (iv) competition, (v) effectiveness in performance and (vi) individual performance.

2025 Performance Goals and Weights
Performance Goals	Weight
Pre-Tax Pre-Provision EPS	15%
Core Earnings Per Share	15%
Non-performing Assets of Total Gross Loans	15%
Net Charge Offs to Total Average Loans	15%
Regulatory/Compliance Results	10%
Committee Discretion	30%

2026 Performance Goals and Weights
Performance Goals	Weight
Core Pre-Tax, Pre-Provision Earnings net of Charge Offs	20%
Core Earnings Per Share	20%
Operating Expense Management	20%
Net Charge Offs to Total Average Loans	20%
Committee Discretion	20%

New 2026 Long-Term Incentive Plan. The new 2026 long-term incentive plan (“LTIP”) has been completely redesigned to align with overall market practices as well as with our new size. Performance for payouts under performance-based restricted stock units (“PRSUs”) for 2026 under the LTIP will be measured relative to peers and will be based on 3-year average Return on Average Tangible Common Equity (“ROATCE”). Performance on this core goal will result in an initial number of PRSUs, if any, earned between 50% and 200% of target. The initial result will be modified by relative total shareholder return (“TSR”) performance over the same 3-year period, up or down by up to 20%, for performance above the 75th percentile or below the 25th percentile.

Relative ROATCE	25th percentile	50th percentile	75th percentile
Initial Payout (% of Target)	50%	100%	200%
Initial Payout is Multiplied by the Relative TSR Modifier
Relative TSR	25th percentile	50th percentile	75th percentile
Modifier (% of Initial Payout)	80%	100%	120%

Post-Acquisition Executive Officer Team

Several members of the senior leadership team have joined the Company or been promoted to their positions in recent years, prior to the acquisition of Premier. President and Chief Executive Officer Jeffrey Jackson joined Wesbanco in August 2022. Daniel Weiss was promoted to Senior Executive Vice President and Chief Financial Officer in January 2022. Kimberly Griffith was promoted to Senior Executive Vice President and Chief Human Resources Officer in July 2024 after being named and serving as Interim Senior Executive Vice President beginning in April 2024. In August 2025, the Company brought legal leadership in-house when it appointed Richard Laws to the role of Senior Executive Vice President and Chief Legal Counsel.

In connection with the acquisition of Premier, the size and scale of the organization increased substantially. There are often leadership changes in connection with such major corporate transactions.

Brent E. Richmond. One such change was the departure of Mr. Richmond. As disclosed in the Proxy Statement, Mr. Richmond served as Executive Vice President–Treasury until his retirement in June 2025. In this role, he was responsible for key elements of the Company’s funding, liquidity, interest rate risk management and balance sheet positioning, including during a period of elevated rate volatility and balance sheet pressure across the regional banking sector. The Board believes that Mr. Richmond’s service and his leadership in treasury and profitability helped position the Company to navigate a challenging rate environment and execute a complex, strategic acquisition that materially expanded the Company’s scale and regional reach. He had been an employee of Wesbanco since March 2002, when the bank of which he was Chief Operating Officer was acquired by the Company.

Mr. Richmond’s retirement and the related compensation arrangement occurred following the acquisition of Premier. Key considerations in connection with this arrangement were:

•

Need for an orderly transition: The Board and management sought to ensure a stable hand-off of critical treasury and balance sheet responsibilities through the period spanning merger close, systems and branch conversions, and early-stage synergy realization; and

•

Retention through the integration window: The structure of bonus and equity-related terms for Mr. Richmond was designed to incentivize him to remain with the Company, to perform through key milestones and to ensure that his departure would not impair the Company’s ability to execute on the integration and related strategic initiatives.

Importantly, Mr. Richmond’s Separation Agreement preserved several pay-for-performance guardrails:

•	His continued bonus opportunities are contingent on the Company’s achievement of incentive thresholds and are tied to performance, not guaranteed irrespective of performance;

•

Equity awards do not vest on an accelerated basis; rather, they continue on their original time-based or performance-based schedules, with performance shares earned only if the underlying goals are achieved; and

•

The overall arrangement reflects a defined transition from active service to retirement over time, rather than a single, lump sum cash payment without ongoing obligations. Mr. Richmond was expected to support the Company through the integration and transition period, and his compensation was structured accordingly.

In the Board’s view, Mr. Richmond’s separation should therefore be assessed as a single, transition-related event within the context of the post-acquisition Company and corresponding compensation strategy designed to support the Company’s long-term success as a combination of two strong, community-focused institutions that joined to create an even more dynamic regional bank that is well-positioned to create value for our stockholders and to support our customers.

Further, the Company does not intend to enter into similar retirement arrangements in the future, except in rare or unusual circumstances, and in such an event, there will be robust disclosure of the rationale.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR

THE ADVISORY (NON-BINDING) VOTE ON COMPENSATION

PAID TO WESBANCO’S NAMED EXECUTIVE OFFICERS IN 2025

Important Information

This Supplement should be read in conjunction with the Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement controls. This Supplement does not change or update any of the other information contained in the Proxy Statement. From and after the date of this Supplement, any references by the Company to the Proxy Statement will be deemed to be to the Proxy Statement as supplemented hereby.

If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you would like to change or revoke your prior voting instructions on any proposal. Proxy voting instructions already returned by stockholders (via internet, telephone, or mail) will remain valid, and such voting instructions will be followed at the Annual Meeting unless revoked. If you would like to change or revoke your prior voting instructions on any proposal, please refer to page 1 of the Proxy Statement for instructions on how to do so.

This Supplement, the Proxy Statement and the Company’s 2025 Annual Report to Stockholders Are Available at www.wesbanco.com.

The date of this Supplement is April 1, 2026.